CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The Embarcadero Funds and to the use of our report dated February 24, 2009 on the 2008 financial statements and financial highlights of the All-Cap Growth Fund, Small-Cap Growth Fund, Alternative Strategies Fund, Van Wagoner Post-Venture Fund and Van Wagoner Technology Fund. Such financial statements and financial highlights are incorporated by reference in the Statement of Additional Information, which is a part of such Registration Statement.




                                            TAIT, WELLER & BAKER LLP

                                            /S/ TAIT, WELLER & BAKER LLP
                                            ----------------------------

PHILADELPHIA, PENNSYLVANIA
APRIL 27, 2009